Exhibit 99.1

FIRST UNITED CORPORATION

2025 Annual Meeting of Shareholders’ Presentation

May 7, 2025

Slide 1: Annual Shareholders’ Meeting

BRIAN BOAL

Slide 2: Welcome and Introduction

CARISSA RODEHEAVER

Slide 3: Management Presentation – Carissa Rodeheaver

Thank you, Brian. Good morning fellow shareholders, and welcome to First United’s 2025 Annual Meeting of Shareholders. I appreciate your attendance and your support over the last year.

Slide 4: Forward Looking Statements

Before we begin our presentation, I would like to direct your attention to the Forward-Looking statements disclosure, which is displayed on the screen for your review.

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Slide 5: Political and Economic Uncertainty

Our current political and economic environments have certainly caused a rocky start to 2025. With the uncertainties surrounding tariffs, shrinking the size of the government and what the Federal Reserve will do with interest rates to control inflation and maintain full employment, both businesses and consumers are certainly left with more questions than answers. While the future is plagued with uncertainties and how they will impact our customers and markets, what we do know with certainty is that your Company showed strong performance in 2024 and for the first quarter of this volatile start to 2025.

After experiencing a rise of 5.25% in interest rates from March 2022 to July 2023, we experienced a short reprieve with no rate changes until September of 2024 when the Fed cut rates 50 basis points followed by another 25 basis points in both November and December 2024. We saw a pause during the first quarter of 2025 as the Fed continued to contemplate the proper action given the current uncertainties. As we move through some of the financial slides later in the presentation, I hope that one thing becomes very certain. We remain disciplined in our approach to managing the Bank with a genuine care for the well-being of our stakeholders – our associates, our customers, our communities and our shareholders.

Slide 6: First United Mission

Our associates demonstrated dedication to our mission in 2024, delivering customized financial solutions with unwavering discipline and focus on our core business model. This approach enabled us to steadily promote employee growth, guide customers to achieve financial goals, support community initiatives, and generate a strong total return for you, our shareholders.

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Slide 7: 2024 Performance at a Glance

Driven by a combination of solid net income growth, increasing stock price, and consistent dividend payments, our 2024 performance reflected our commitment to creating long-term value while maintaining a balanced approach to growth and risk management. For the year ended December 31, 2024, net income was $20.6 million, or $3.15 per diluted share, compared to $15.1 million, or $2.25 per diluted share, for the prior year. This was driven by an increased net interest margin that was achieved through disciplined pricing strategies, as interest income was optimized and interest expense was managed by carefully balancing competitive rates for our customers with profitable spreads for our shareholders.

Strong wealth management production and revenue growth also contributed to our solid financial performance. We capitalized on a strong stock market during the year and experienced impressive growth in the clients served, a testament to our ability to nurture relationships. This was accomplished by providing personalized financial advice, financial management and a broad menu of investment products, all the while leveraging technology. Continued focus on relationship-building has not only increased the assets under management in our wealth area but also increased our diversified revenue streams.

A keen and disciplined focus on managing operating expenses was reflected in our improved efficiency ratio. Strategies to consolidate our branch network, streamline processes through digital transformation, and invest in associate training and productivity continue to optimize our operations without compromising the quality of our services. Maintaining prudent risk management was demonstrated in our commitment to prudent underwriting standards and diversification across sectors and loan types, which resulted in maintaining high asset quality.

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Slide 8: First United Corporation Remains Strong

We ended the year at $2.0 billion in total assets and have maintained that level during the first quarter of 2025. Our portfolio is comprised primarily of loans made to community businesses and local individuals. We rely on our local deposit base to fund these loans and are proud that we contributed to the economic growth in our market areas. Our capital and liquidity remained strong, providing a solid foundation for continued growth and expansion. Our well-capitalized position continues to be a key strength that supports our strategic initiatives and ability to confidently weather economic uncertainties like we are experiencing today.

Now let’s turn our attention to the financial results of 2024 and the first quarter of 2025. Tonya Sturm, our Senior Vice President and Chief Financial Officer, will review the financial highlights and then we will review our strong capital position, our risk management practices, and our stock performance. Finally, I will share our perspective on what lies ahead and the strategic direction of First United Corporation. I will now turn it over to Tonya.

TONYA STURM

Slide 9: Management Presentation - Tonya Sturm

Thank you, Carissa and good morning shareholders.

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Slide 10: 2024 Financial Highlights

Our balance sheet grew to $1.97 billion at December 31, 2024. Total assets increased by $67.2 million, or 3.5%, as compared to December 31, 2023, driven by stable commercial and mortgage loan growth and increased cash levels, offset by a reduction in investment securities. For the year ended December 31, 2024, we reported non-GAAP net income of $21.0 million, exclusive of non-core expenses of $0.4 million, net of tax. This resulted in non-GAAP diluted earnings per share of $3.21. Including these non-core expenses, net income was $20.6 million, or $3.15 diluted earnings per share. The non-core, after-tax expenses included $0.4 million in expenses related to the four branch closures during the first quarter of 2024. Net income was driven by increased net interest income resulting from margin discipline, increased wealth management income and reduced operating expenses as compared to 2023.

Net interest income on a non-GAAP, fully tax equivalent basis increased by $2.7 million in 2024 as compared to 2023 driven by an increase in interest income related to the higher rate environment in which new loans were booked, as well as loans repricing at higher rates during 2024. This increase was partially offset by an increase in interest expense related to the continued competitive deposit environment, maintaining higher liquidity levels and the utilization of the Federal Reserve’s Bank Term Funding Program early in 2024. Our discipline in loan and deposit pricing throughout 2024 resulted in a 12-basis point increase in our net interest margin to 3.38%, when compared to 2023.

Operating expenses decreased for the year ended December 31, 2024, driven by decreased occupancy and equipment expenses and decreases in other miscellaneous expenses due to reduced check fraud expenses. During 2024, we continued to enhance new technology implemented in 2023, significantly reducing fraud losses in 2024 as compared to 2023. These decreases were partially offset by increased salaries and employee benefits, increased data processing expenses, and increased other real estate owned expenses due to gains on sales of OREO properties which were recognized in 2023. Due to the increase in net interest income, stable operating income and reduced expenses, we experienced a favorable decrease in the efficiency ratio as compared to 2023, ending 2024 at 61.31% on a non-GAAP basis.

Provision for credit losses increased by $1.3 million when compared to 2023, primarily due to moving two commercial loans to non-accrual status in the first quarter and a subsequent charge-off in the second quarter. Qualitative factors which are used in the calculation continued to improve during the year, offsetting the higher expense in the first half of the year. Overall, asset quality was stable, and delinquency remained low. Net losses on available-for-sale securities decreased by $4.2 million, when compared to the prior year due to the sale of securities in the fourth quarter of 2023.

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Slide 11: First Quarter 2025 Financial Performance

Earnings for the first quarter of 2025, released on April 21, 2025, continued a steady trajectory. We reported non-GAAP earnings of $5.8 million, diluted earnings per share of $0.89, a 1.19% annualized return on average assets and a 13.70% annualized return on average tangible common equity. Our net interest income increased due to increased interest income reflecting higher loan yields and stable funding costs. The net interest margin for the quarter improved by 18basis points over year-end 2024, ending the quarter at 3.56%. The allowance for credit losses to loans outstanding was stable as compared to the fourth quarter of 2024, ending at 1.25% as of March 31, 2025.

Assets increased by $6.7 million for the quarter compared to year-end 2024 as cash levels were slightly higher at March 31, 2025 as we continued to maintain higher levels of cash due to our desire to carry higher levels of on balance sheet liquidity. The investment portfolio also increased as we strategically reinvested the cashflow from the portfolio to gain yield to hedge against a potential decline in long-term rates. Loan growth was offset by amortization and payoffs; however, loan pipelines picked up steam during the quarter. Our other operating income was stable for the first quarter of 2025 as declining market values of assets under management resulted in lower fees, offset by strong production. Operating expenses increased during the first quarter of 2025 when compared to the fourth quarter of 2024 driven by an increase in salaries and benefits due to the reversal of incentive payments in the fourth quarter of 2024 related to lower loan growth than budgeted. Our efficiency ratio improved slightly when compared to year-end, closing the quarter at 59.95% on a non-GAAP basis.

Slide 12: Generating Reliable Growth

To get a better look at core income before expense associated with the allowance for credit losses, we review our non-GAAP pre-provision net revenue. This amount represents our net income before tax, adjusted for provision expense and any one-time items. After these adjustments, core income for 2024 was $30.7 million, representing a 19% increase over 2023. As discussed earlier, the increase was primarily related to an increasing net interest margin, stable operating income and reduced expenses for the year and the investment portfolio loss realized in 2023. The first quarter of 2025 shows an increasing non-GAAP pre-provision net revenue of $8.4 million even as we continue to maintain higher cash levels and plan for the challenging economic and political environment. The non-GAAP diluted earnings per share showed similar results to the pre-provision net revenue performance.

Our loan portfolio grew by 5% in 2024 when compared to 2023. Commercial loan production was robust during 2024 but was offset by payoffs of short-term loans and normal amortization in the commercial portfolio. Mortgage production was impacted as the higher interest rate environment stifled refinancing activity. As we entered 2025, the modest loan production in both the commercial and mortgage portfolios was offset by payoffs and amortization in the portfolios resulting in a decline in balances of approximately $0.9 million. However, both our commercial and mortgage pipelines were solid as we closed the first quarter of 2025.

The fierce competition for deposits, higher inflationary spending by both consumers and businesses and our desire to control deposit expense resulted in modest deposit growth in 2024. As we moved into the first quarter of 2025, the growth was driven by a $50.0 million brokered certificate of deposit utilized to repay the overnight borrowings outstanding at December 31, 2024. Our team continues to focus on maintaining our deposit base and identifying opportunities to grow low-cost deposits in our market areas.

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Slide 13: Loan Diversification

As can be seen on the left side of this slide, we have a well-diversified loan portfolio mix with 1-4 family residential mortgages comprising the highest percentage of the portfolio at 35% followed by commercial real estate, non-owner occupied loans at 21%. The remaining 44% is a mix of commercial and industrial, consumer, commercial real estate – owner occupied and multifamily loans. The right side of the slide represents the commercial loan mix as it relates to industry concentrations. At March 31, 2025, we did not have any concentration in any industry.

Slide 14: Deposits

As you see on this slide, the deposit composition has maintained a stable mix of money market and savings, interest bearing and non-interest bearing demand deposit accounts and certificates of deposit. 76% of the deposit portfolio was insured, 19% was uninsured and uncollateralized and 5% was uninsured but collateralized. At March 31, 2025, the portfolio was split between retail and business accounts at 49% and 51%, respectively. The loan to deposit ratio at March 31, 2025 decreased slightly to 91% when compared to year-end 2024 due primarily to stable loan balances in the first quarter of 2025.

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Slide 15: Credit Quality

The asset quality of the loan portfolio remains strong at March 31, 2025. Non-accrual loans to total loans at December 31, 2024 increased due to the movement of two commercial loans to non-accrual in the first quarter of 2024, as discussed earlier. As we moved into the first quarter of 2025, those balances continued to decline and reduced this ratio at March 31, 2025. The allowance for credit losses remained stable at March 31, 2025 at 1.25% compared to 1.23% at December 31, 2024. The Non-Performing Assets to Total Assets also increased in 2024 related to the non-accrual loans and has decreased slightly during the first quarter as these balances have declined. Net charge-offs to average loans also increased in 2024 due to the charge-offs taken on one of the non-accrual loans but has stabilized in the first quarter of 2025.

Slide 16: Net Interest Margin

The net interest margin continued to move in a positive direction with an increase of 12-basis points in 2024 to 3.38% and an additional 18-basis points in the first quarter of 2025 to 3.56%. We are focused on disciplined pricing on loans and deposits as competitive pricing pressures continue and we wait to see how the Fed adjusts rates during 2025.

Slide 17: Diversified Fee Income

Our wealth department continued to grow in 2024 and into the first quarter of 2025 with trust and brokerage assets under management eclipsing $1.7 billion and accounting for 56% of the non-interest income mix. Our diversified revenue stream, not tied directly to interest rates, is especially important as we see volatility in the net interest margin. Production of new business was strong during the first quarter of 2025; however, assets under management were negatively impacted due to the decline in market values. Debit card and service charge income together accounted for another 34% of our non-interest income mix for 2024. We are implementing strategies to increase debit card usage for our consumer and business customers.

Slide 18: Efficiency and Innovation

As noted earlier, we remain focused on expense control. Our efficiency ratio decreased in 2024 to 61.31% as a result of strong net interest income, stable operating income and reduced expenses. As we moved into the first quarter of 2025, we continued this positive path and reported a further reduction in the efficiency ratio to 59.95%. We have plans to invest in technology and human resources during the remainder of this year to enhance product delivery and position for future growth and efficiencies.

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Slide 19: Solid Profitability

As mentioned earlier, our core non-GAAP return on average assets was 1.08% and we provided our shareholders with a 13.35% non-GAAP return on average tangible common equity in 2024. Both ratios increased as compared to 2023 due to the increase in net interest margin and reduced expenses incurred during the year. Net income increased in the first quarter of 2025 when compared to the linked quarter in 2024 as we continued to improve our net interest margin, control expenses and experience strong fee income from our wealth department. The result was an increased non-GAAP annualized return on average assets and annualized return on average tangible common equity of 1.19% and 13.70%, respectively. During 2025, we will continue to actively manage our loan and deposit pricing, capitalize on fee income and invest in technology to create operational efficiencies.

At this time, I will turn it back over to Carissa.

Slide 20: Capital Management

Thank you, Tonya. Our Company continues to maintain our belief that risk drives strategy. Underlying all our strategic priorities is strong enterprise risk management, overseen by our qualified and capable board of directors. Our approach to capital is conservative. As can be seen on this slide, the horizontal line represents regulatory well-capitalized levels and all our capital ratios remain strong, well in excess of the regulatory well-capitalized levels. We believe it is important to protect against the risks posed by the current economic, regulatory and political environments and those that are inherent in our industry and to have sufficient capital to support our ongoing growth strategy.

Risk management has been, and always will be, a cornerstone of our strategic priorities. Our management team has actively managed the balance sheet concentrations, diversification and credit quality of our loan, deposit and investment portfolios, monitored our interest rate sensitivity and maintained a strong liquidity position. We conservatively added to our allowance for credit losses to protect against the impact of the rising rate environment on our borrowers. Monitoring fraud and cyber-security risk are always top-of-mind as we are committed to providing a safe and secure banking platform for our customers, particularly in light of increased usage of technology. We actively stress test each of these areas of risk and utilize independent third parties to test and verify our systems and controls. I hope that you take comfort in knowing that our management team and Board take enterprise risk management very seriously and it is a huge component of our culture.

Slide 21: Tangible Capital Positions

As a result of our prudent capital management and positive earnings, as of March 31, 2025, our tangible book value per share has grown by 35% since December 31, 2021, and our tangible common equity ratio has grown to 8.74%, both driven by solid earnings and the recovery of unrealized losses as we saw interest rates reduced in late 2024. As we saw the stock price dip in mid-2024, we elected to repurchase 201,800 shares of our stock below tangible book value which was accretive to our shareholders. We continue to maintain a repurchase plan with the ability to buy back up to 600,000 additional shares. We will exercise prudence and utilize this plan only when it is advantageous to your Company. It is our strong capital position and increasing profitability that allows us to successfully raise the dividend for our shareholders year-over-year.

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Slide 22: Total Shareholder Return

For the first half of 2024, your board of directors declared a quarterly dividend of $0.20 per share, increasing to $0.22 per share for the second half of the year. While we experienced a nice increase in the stock price, hitting a 52-week high of $41.38 in mid-February 2025, we did see the price fall off with the market in March and April of this year. Our total shareholder return, which includes both share price appreciation and reinvested dividends, once again outperformed the S&P Bank Index and our 2024 proxy peers over the one-, three- and five-year periods as shown in this chart. Our total shareholder return, as of March 31, 2025, including price changes and reinvested cash dividends, was 35.6% for one-year, 41.7% for three-years and 155.2% over five-years. Based on a closing price of $30.02 per share on March 31, 2025, the current dividend annualized results in a dividend yield of 2.93%.

Slide 23: Strategic Pillars & Key Objectives

First United's mission centers on a deep-rooted commitment to sustainability, ensuring that financial strategies are not just profitable in the short term, but also viable over time. Our strategic vision, paired with genuine care for our stakeholders’ financial well-being, creates a powerful synergy that drives success. We are focused on continuous innovation and risk management, a customer-first philosophy, and operational efficiency, requiring that we remain nimble and regularly update our products and services to meet evolving customer needs and technological advancements. Robust systems and processes continue to protect our customers’ assets and maintain the safety and stability of our Bank. Our customer-first approach prioritizes personalized service and responsive support while streamlined processes benefit our customers. Accordingly, it is no surprise that our strategic priorities for 2025 center around our retaining and developing our associates, optimizing and diversifying our balance sheet and earnings streams and utilizing the data that we have available to better identify and satisfy the needs of our customers.

Slide 24: Investor Relations

Your senior management team and Board are routinely engaging with shareholders and prospective investors, as well as continuing our involvement in our local communities. Last year, we hosted two regional shareholder events to give you the opportunity to meet your management team and directors and to learn more about our Company. However, if you have any questions, at any time, on any topic, feel free to reach out to one of our management team or directors. These engagements are invaluable to us, and we are using the constructive feedback provided to enhance our performance and our governance profile.

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Slide 25: Our Dedicated Management Team

On behalf of the Board, I would like to thank the management team and all our associates for your dedication and strong commitment to our customers, communities and shareholders. We sincerely appreciate each of you for your dedication and loyalty to our Company.

Slide 26: Board of Directors

As we navigate the economic, regulatory and political uncertainties that we are faced with today, your board of directors provides strong oversight. They spend countless hours overseeing the strategies of the Bank, ensuring strong enterprise risk management and supporting management in setting targets and financial goals to build long-term shareholder value. I thank each of our Board members for their guidance and the leadership they provide to First United Corporation.

Slide 27: Marisa Shockley

At the end of 2024, Director Marisa Shockley, who was first elected to the Boards of First United Corporation and First United Bank & Trust in 2014, announced her retirement from the Board. Throughout Director Shockley’s service, the Boards benefited from her financial, audit and accounting expertise and her strategic leadership through both volatile and contracting markets as well as through times of economic expansion. She chaired our Compensation Committee for many years and demonstrated professionalism, and a deep commitment to carrying out her fiduciary responsibility to First United shareholders. As a business owner, she understood firsthand the role a community bank plays in the prosperity and growth of businesses and their surrounding communities. Throughout her tenure with First United, she was a highly respected and fully engaged director and earned the admiration and respect of the associates, management team and fellow board members. We wish her all the best in her retirement and thank her for her service to our Company.

Slide 28: Celebrating 125 Years

By focusing on disciplined pricing, relationship-building, operational efficiency, prudent growth, and strong capital management, we believe that we have positioned your Company well for future sustainability. We are also proud of our past and recognize and appreciate the dedication of past management teams and committed shareholders and customers. This strong foundation has brought us to where we are today, proud to celebrate First United’s 125th Anniversary throughout 2025! We stand firm in upholding our community banking values, as our success is intrinsically linked to the prosperity of our associates, customers, communities and shareholders. We remain steadfast in our commitment to serving as your trusted partner and dependable ally and thank you for your belief and commitment to community banking. We also thank our passionate, loyal associates who remain devoted to delivering excellent service and being trusted advisors. Finally, we thank our customers who give their best for their businesses, their families, their communities, and their futures for their belief in community banking. We are and always will be your bank, our bank, MYBANK!

Slide 29: Thank You

The Board, management team and associates thank you for your attendance today and your investment and confidence in First United Corporation!

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Annual Shareholders’ Meeting May 7, 2025 MyBank.com

2 Brian Boal Lead Independent Director Welcome and Introduction

3 Carissa Rodeheaver President, Chief Executive Officer, and Chairman of the Board Management Presentation

4 Forward looking statements This presentation contains forward - looking statements as defined by the Private Securities Litigation Reform Act of 1995 . Forward - looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives . These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions . Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true . The beliefs, plans and objectives on which forward - looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward - looking statements . For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (“SEC”), entitled "Risk Factors” . Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties . Actual results could be materially different from management’s expectations . This presentation should be read in conjunction with our Annual Report on Form 10 - K for the year ended December 31 , 2024 , including the sections of the report entitled “Risk Factors”, as well as the reports and other documents that we subsequently file with the SEC, which are available on the SEC’s website at www . sec . gov or at our website at www . mybank . com . Except as required by law, we do not intend to publish updates or revisions of any forward - looking statements we make to reflect new information, future events or otherwise .

Political and Economic Uncertainty 5 ▪ Tariffs ▪ Shrinking government ▪ Interest rate uncertainties ▪ March 2022 – July 2023 rates rise 5.25% ▪ September 2024 rates decline .50% ▪ November/December 2024 rates decline .25% each month The future is plagued with uncertainties and how they will impact our customers and markets.

First United Mission 6 ▪ Promote employee Growth ▪ Guide customers to achieve financial goals ▪ Support community initiatives ▪ Generate strong total return enrich the lives of our associates, customers, communities and shareholders through uncommon service and effective financial solutions. To enrich the lives of our associates, customers, communities and shareholders through uncommon service and effective financial solutions.

2024 Performance at a Glance 7 ▪ Solid net income x Increased net interest margin x Strong wealth revenue x Disciplined expense control and efficiency initiatives ▪ Increasing stock price and dividend payments ▪ Long - term value ▪ Balanced approach to growth and risk management Solid net income growth of $20.6 million, or $3.15 per diluted share.

First United Corporation Remains Strong 8 ▪ $2.0 billion in total assets ▪ Diversified loan and deposit portfolios ▪ Supporting local businesses and individuals ▪ Strong capital and liquidity providing solid foundation for growth Excess capital and liquidity, low susceptibility to interest rate changes and diverse customer base.

9 Tonya Sturm Senior Vice President and Chief Financial Officer Management Presentation

10 2024 Financial Highlights $21.0 Million Net Income (1) $3.21 Diluted EPS (1) 1.08% ROAA (1) 13.35% ROATCE (1) 3.38% NIM ▪ Total assets increased $67.2 million compared to December 31, 2023 ▪ Consolidated net income (1) of $21.0 million as of December 31, 2024 compared to $18.8 million as of December 31, 2023; pre - provision net revenue of $30.7 million as of December 31, 2024 compared to $25.9 million as of December 31, 2023 ▪ Net interest income, on a non - GAAP, FTE basis increased slightly by 4.71% for the year ended December 31, 2024 compared to the year ended December 31, 2023; increased interest income o ffset by increased interest expense due to the continued competitive deposit landscape ▪ Asset quality remains stable with the ratio of the allowance for credit losses (“ACL”) to loans outstanding at 1.23% at December 31 , 2024 compared to 1.26% at December 31, 2023 ▪ Efficiency ratio (1) of 61.31% as of December 31, 2024 compared to 65.12% December 31, 2023; decrease primarily attributable to a combination of increased net interest income, reduced expenses and increased non - interest income (1) See Appendix for a reconciliation of these non - GAAP financial measure

11 $5.8 Million Net Income (1) $0.89 Diluted EPS (1) 1.19% * ROAA (1) 13.70 * ROATCE (1) 3.56% NIM First Quarter 2025 Financial Highlights ▪ Total assets increased $6.7 million compared to December 31, 2024 ▪ Consolidated net income (1) of $5.8 million in 1Q25 compared to $3.7 million in 1Q24 and $6.2 million in linked quarter; pre - provision net revenue of $8.4 million compared to $6.4 million and $8.7 million, respectively ▪ Net interest income, on a non - GAAP, FTE basis* increased by $0.3 million in 1Q25 compared to 4Q24 driven by increased interest income and stable interest expense ▪ Asset quality remains stable with the ratio of the allowance for credit losses (“ACL”) to loans outstanding at 1.25% in 1Q25 and 1.23% in the linked quarter ▪ Efficiency ratio (1) of 59.95% for the first quarter of 2025 compared to 58.05% for the linked quarter; increase primarily attributable to increased non - interest expense related to reduced salaries and benefits in the fourth quarter 2024 offset slightly by increased net interest income and stable non - interest income (1) See Appendix for a reconciliation of these non - GAAP financial measures * 1Q2025 Annualized

12 Generating Reliable Growth Pre - Provision Net Revenue ($ in millions) (1) $30.8 $32.5 $25.9 $30.7 $8.4 2021 2022 2023 2024 1Q2025 (1) See Appendix for a reconciliation of these non - GAAP financial measures $3.54 $3.76 $2.80 $3.21 $0.89 2021 2022 2023 2024 1Q2025 Diluted Earnings per Share (1) Total Deposits ($ in millions) $1,469 $1,571 $1,551 $1,575 $1,624 2021 2022 2023 2024 1Q2025 Total Gross Loans, including PPP ($ in millions) $1,154 $1,279 $1,407 $1,481 $1,480 2021 2022 2023 2024 1Q2025 $114 PPP $8 PPP

13 Total 1 - 4 Family 35% CRE - NOO 21% C&I 19% CRE - OO 12% C&D 6% Consumer 4% Multi - family 3% Loan Diversification Loan Portfolio Mix (03/31/2025) RE/Rental/Leasing NOO 23% RE/Rental/ Leasing OO, C&I 18% All Other 17% Accommodations 12% Services 8% RE/Rental/Leasing Multifamily 5% Trade 5% Construction - Developers 2% Health Care / Social Assistance 4% RE/Rental/Leasing - Developers 3% Construction - All Other 3% Commercial Loan Mix (03/31/2025)

14 Deposits 34% 32% 28% 27% 26% 16% 23% 23% 25% 23% 39% 36% 37% 39% 39% 11% 8% 10% 9% 9% 0% 0% 2% 0% 3% 2021 2022 2023 2024 1Q2025 NIB Demand IB Demand MMA & Savings CDs - Retail CDs - Brokered $1.57 $1.42 $1.62 $1.57 $1.58 Deposit Composition ($ in billions as of 03/31/2025) 79% 81% 9 1% 94% 91% Loan to Deposit Ratio 2021 2022 2023 2024 1Q2025 Deposit levels relatively flat due to fierce competition for deposits and recent inflationary spending by consumers, businesses and municipalities. % Balance Deposit Type 76% $1,230,372,794 Insured Deposits 19% $309,835,765 Uninsured – Uncollateralized Deposits 5% $83,365,802 Uninsured - Collateralized Deposits % Balance Deposit Type 49% $795,180,939 Retail Deposits 51% $828,393,422 Business Deposits

15 Credit Quality ALL / ACL Trends (Net Charge - Offs)/Average Loans Nonaccrual Loans / Total Loans NPAs / Total Assets 0.21% 0.27% 0.28% 0.33% 0.27% 2021 2022 2023 2024 1Q2025 0.60% 0.46% 0.48% 0.59% 0.51% 2021 2022 2023 2024 1Q2025 1.38% 1.14% 1.24% 1.23% 1.25% 2021 2022 2023 2024 1Q2025 - 0.02% --- - 0.06% - 0.07% - 0.16% - 0.10% 2021 2022 2023 2024 1Q2025

16 Net Interest Margin (1) See Appendix for a reconciliation of these non - GAAP financial measures 3.63% 3.85% 4.63% 5.17% 5.34% 0.51% 0.44% 1.92% 2.51% 2.34% 3.28% 3.56% 3.26% 3.38% 3.56% 0.24% 0.21% 1.16% 1.62% 1.68% 0.1% 1.1% 2.1% 3.1% 4.1% 5.1% 2021 2022 2023 2024 1Q2025 Yield on Earning Assets Cost of Interest-bearing Liabilities Net Interest Margin Cost of Deposits

17 Diversified Fee Income (1) See Appendix for a reconciliation of these non - GAAP financial measures Composition 56% Trust and Brokerage 15% Service Charges 2% Net Gain on Loan Sales 19% Debit Card Income 7% Bank - owned Life Insurance 1% Other Noninterest Income Non - Interest Income Mix 1Q2025 Trust & Brokerage Assets Under Management (MMs) ▪ First United’s non - interest income (1) comprised 23% of operating revenue as of March 31, 2025 ▪ Fee - based business provides stable growth, and a diversified revenue stream not directly tied to interest rates, as well as opportunities to build client relationships ▪ First United’s diverse array of products provides opportunities to fully engage with customers and produce stable increases to earnings $1,482 $1,359 $1,532 $1,677 $1,655 2021 2022 2023 2024 1Q2025

Committed to Efficiency & Innovation



Efficient operational platforms and fraud protection

- CardSuite Pro Premium Debit Card Fraud
- Better Customer Segmentation with complete picture of customer data
- ProfitStars forecasting model
- Automated Loan Booking
- Vericast Consumer Loan Lead Generator
- Project Management Enhancements
- AI Innovation Initiative
- U1-Connect Customer Relationship Management Software

Planned solutions for a seamless and secure client experience:

- Zelle for Your Business
- Improved Customer Journey through Data Analytics
- New commercial loan software
- Consumer Online and Mobile Banking Digital Platform Upgrade
- Business Online and Mobile Banking Digital Platform Upgrade
- Check Fraud Prevention Solution

FinTech Investments

- Identity and Access Management
- FinTech Funds

Efficiency Ratio [1]

Strategic Target 53% - 58%


57.5%
56.4%
65.1%
61.3%
59.9%
2021
2022
2023
2024
1Q2025

Decrease in 1Q2025 due primarily to increased net interest income, stable non-interest income and controlled expenses.

[1] See Appendix for a reconciliation of these non-GAAP financial measures

18

19 Solid Profitability (1) See Appendix for a reconciliation of these non - GAAP financial measure 1Q2025 Annualized Long - term Strategic Target 13% - 15% Long - term Strategic Target 1.25% - 1.60% Core ROAA (non - GAAP (1) ) Core ROATCE (non - GAAP (1) ) 1.35% 1.39% 0.97% 1.08% 1.19% 2021 2022 2023 2024 1Q2025 19.78% 19.94% 12.92% 13.35% 13.70% 2021 2022 2023 2024 1Q2025

20 Capital Management CET1 Ratio Leverage Ratio Tier 1 Ratio Total Risk - Based Capital Ratio Regulatory Well - Capitalized 10% 5% 8% 6.5% 14.64% 15.06% 14.42% 14.70% 14.94% 2021 2022 2023 2024 1Q2025 15.89% 16.12% 15.64% 15.92% 16.17% 2021 2022 2023 2024 1Q2025 10.80% 11.46% 11.30% 11.88% 11.94% 2021 2022 2023 2024 1Q2025 12.50% 12.96% 12.44% 12.79% 13.03% 2021 2022 2023 2024 1Q2025 Strong capital levels allowing for continued growth.

21 Capital Management Tangible Book Value / Share TCE Ratio $19.61 $20.90 $22.56 $25.89 $26.55 2021 2022 2023 2024 1Q2025 7.56% 7.59% 7.91% 8.54% 8.74% 2021 2022 2023 2024 1Q2025 2024 Dividends Declared $0.84 Per Share

Total Shareholder Return 22 5 - Year 3 - Year 1 - Year % 155.2% 41.7% 35.6 First United % 120.5% 2.1% 18.1 S&P US Small Cap Banks % 69.9% 12.6% 18.3 2025 Proxy Peers March 31, 2025

23 Strategic Pillars & Key Objectives Culture & Human Capital ▪ Attract and hire passionate, diverse talent to engage with clients and prospects across broader geographics. ▪ Drive associate retention and foster career development through mentoring initiatives, leadership programs, and educational opportunities. ▪ Expand associate engagement , cross - functional collaboration , and communication . ▪ Enhance succession plan by fostering forward - thinking strategies that promote innovation and long - term growth. Product & Service Revenue Diversification ▪ Increase non - interest income as a percentage of revenue to reduce dependence on net interest margin. ▪ Expand business development training and outreach efforts to drive strategic sales growth and deepen community - oriented business owner relationships . ▪ Revamp customer segmentation to focus on expanding product and service utilization by the existing customer base. ▪ Improve brand awareness in growth markets. Resource Optimization ▪ Optimize balance sheet mix to maximize profitability. ▪ Expand net interest margin through a disciplined approach to loan and deposit portfolio repricing. ▪ Effectively manage Capital through repurchase opportunities and effective investor communication. ▪ Improve efficiency by utilizing technology, leveraging data, artificial intelligence, and digital alternatives. ▪ Reduce monetary loss and administrative costs associated with cyber security and fraud. ▪ Allocate resources to enhance market share and execute tactics to optimize geographic presence. ▪ Cultivate relationships for potential future bank and wealth expansion. Effective use of technology, marketing and communications, and environmental focus underlies all strategic priorities.

Strong Investor Relations & Shareholder Engagement Clear long - term strategic plan with performance targets x Dedicated Investor Relations contact x Investor conferences and prospective investor engagement x Investor presentations and periodic outreach to institutional and retail shareholders x 24

25 25 Management Team Carissa L. Rodeheaver Chairman of the Board, President & CEO 33+ years career with First United with in - depth industry, wealth management, financial and operational experience Jason B. Rush SVP & Chief Operating Officer 30+ years with in - depth industry, retail, risk and compliance and operations experience Tonya K. Sturm SVP & Chief Financial Officer, Corp. Secretary & Treasurer 35+ years of banking, audit, credit, retail, risk and compliance and financial and operational experience R.L. Fisher SVP & Chief Revenue Officer 25+years with in - depth industry, retail, commercial and mortgage banking experience Keith R. Sanders SVP & Chief Wealth Officer 30+ years specializing in wealth management, estate planning, trust administration and financial planning Our leadership team reflects the diversity of thought from the communities we serve, executes on our strategy and drives shareholder returns. Julie W. Peterson SVP & Chief Credit Officer 30+ years with in - depth industry, commercial banking, and credit experience

Board of Directors



Carissa L. Rodeheaver
Chairman of the Board, President & CEO
First United Corporation and
First United Bank & Trust



Brian Boal
Lead Independent Director,
Nomination & Governance Chair
Boal & Associates, PC



John F. Barr
Independent Director
Chairman of the Board,
Ellsworth Electric, Inc.



Sanu Chadha
Independent Director
Managing Partner,
M&S Consulting



Christy DiPietro
Independent Director,
Audit Chair
Chartered Financial Analyst,
Hidden Cove Advisory



Kevin Hessler
Independent Director,
Principal, LSWG, Inc.



Patricia Milon
Independent Director
Principal,
Milford Advisory Group, LLC



Beth E. Moran
Independent Director,
The Law Offices of Beth E. Moran



I. Robert Rudy
Independent Director
President, I.R. Rudy's, Inc.



H. Andrew Walls, III
Independent Director
President, MPB Print & Sign Superstore
Member, MEGBA, LLC

First United's Board of Directors represents individuals with varied backgrounds and viewpoints, contributing to its well-rounded leadership and governance structure.

26

27 Thank you, Marisa Shockley! 27

28 Celebrating 125 Years 28 O ur success is intrinsically linked to the prosperity of our associates, customers, communities and shareholders. • Contributing to the economic prosperity of our communities • Stability amidst the chaos of the economic, political, and regulatory environments • Delivering a competitive long - term total return to our shareholders

29 29 2

Non-GAAP Reconciliation

This presentation includes certain non-GAAP financial measures, including pre-provision net revenue, net income, earnings per share (basic and diluted), return on average assets, return on average tangible common equity, tangible common equity, tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, net interest margin, and efficiency ratio. These non-GAAP financial measures and any other non-GAAP financial measures that are discussed in this presentation should not be considered in isolation, and should be considered as additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of the Company's non-GAAP financial measures as tools for comparison. The following is a reconciliation of the non-GAAP financial measures used in (or conveyed orally during) this presentation to their most directly comparable GAAP financial measures.

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	YTD 3/31/2025
Pre-Provision Net Revenue ("PPNR")										
Pre-tax income, as reported	$ 26,309	$ 33,181	$ 19,476	$ 27,229	$ 4,860	$ 6,521	$ 7,703	$ 8,145	$ 7,698	$ 7,698
Add back: Provision expense	(817)	(643)	1,619	2,933	946	1,192	266	529	656	$ 656
Add back: FHLB penalty, gross	2,368	-	-	-	-	-	-	-		-
Add back: Contribution	1,000	-	-	-	-	-	-	-		-
Add back: Insurance reimbursement	(1,375)	-	-	-	-	-	-	-		-
Add back: Settlement expense, gross	3,300	-	-	-	-	-	-	-		-
Add back: Securities loss			4,214	-	-	-	-	-		-
Add back: Branch closure expenses			623	562	562	-	-	-		-
Pre-Provision Net Revenue, as adjusted	**$ 30,785**	**$ 32,538**	**$ 25,932**	**$ 30,724**	**$ 6,368**	**$ 7,713**	**$ 7,969**	**$ 8,674**	**$ 8,354**	**$ 8,354**
Net Income										
Net income, as reported	$ 19,770	$ 25,048	$ 15,060	$ 20,568	$ 3,698	$ 4,914	$ 5,770	$ 6,186	$ 5,806	$ 5,806
Less: Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Net income, available to common shareholders, as reported (a)	$ 19,770	$ 25,048	$ 15,060	$ 20,568	$ 3,698	$ 4,914	$ 5,770	$ 6,186	$ 5,806	$ 5,806
Add Back: Impact of Tax Reform Act										
Add back: FHLB penalty, net of tax	1,790	-	-	-	-	-	-	-	-	-
Add back: Contribution, net of tax	770	-	-	-	-	-	-	-	-	-
Add back: Insurance reimbursement, net of tax	(1,059)	-	-	-	-	-	-	-	-	-
Add back: Settlement expense, net of tax	2,565	-	-	-	-	-	-	-	-	-
Add back: Securities loss			3,259	-	-	-	-	-	-	-
Add back: Branch closure expenses			482	425	425	-	-	-	-	-
Net income, as adjusted (b)	**$ 23,836**	**$ 25,048**	**$ 18,801**	**$ 20,993**	**$ 4,123**	**$ 4,914**	**$ 5,770**	**$ 6,186**	**$ 5,806**	**$ 5,806**

30

31 Non - GAAP Reconciliation , continued

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	YTD 3/31/2025
Return on Average Assets (quarter and YTD annualized)										
Average Assets (c)	$ 1,765,148	$ 1,801,711	$ 1,924,119	$ 1,946,724	$ 1,958,684	$ 1,933,390	$ 1,912,887	$ 1,944,571	$ 1,976,702	$ 1,976,702
Return on Average Assets, as reported (a)/(c)	1.12%	1.39%	0.78%	1.06%	0.76%	1.02%	1.20%	1.27%	1.19%	1.19%
Add Back: Impact of Tax Reform Act										
Add back: FHLB penalty, net of tax	0.10%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Contribution, net of tax	0.04%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Insurance reimbursement, net of tax	-0.06%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Settlement expense, net of tax	0.15%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Securities loss			0.17%	0.00%	-	-	-	-	-	-
Add back: Branch closure expenses			0.02%	0.02%	0.09%	-	-	-	-	-
Return on Average Assets, as adjusted (b)/(c)	**1.35%**	**1.39%**	**0.97%**	**1.09%**	**0.85%**	**1.02%**	**1.20%**	**1.27%**	**1.19%**	**1.19%**
Return on Average Common Stockholders' Equity										
Return on Average Tangible Common Stockholders' Equity										
Average common stockholders' equity (f)	$ 132,550	$ 137,685	$ 155,631	$ 169,189	$ 163,944	$ 165,040	$ 170,778	$ 176,507	$ 183,463	$ 183,463
Average common stockholders' equity, as adjusted	132,550	137,685	155,631	169,189	163,944	165,040	170,778	176,507	183,463	183,463
Less: Average goodwill and intangibles	11,004	12,043	12,279	11,949	12,071	11,991	11,907	11,827	11,745	11,745
Average tangible common equity (g)	**$ 121,546**	**$ 125,642**	**$ 143,352**	**$ 157,240**	**$ 151,873**	**$ 153,049**	**$ 158,871**	**$ 164,680**	**$ 171,718**	**$ 171,718**
Return on average common stockholders' equity, as reported (a)/(f)	14.92%	18.19%	9.68%	12.16%	9.07%	11.98%	13.44%	13.94%	12.83%	12.83%
Add back: FHLB penalty, net of tax	1.47%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Contribution	0.63%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Insurance reimbursement	-1.15%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Settlement expense, net of tax	2.11%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Securities loss			2.10%	0.00%	-	-	-	-	-	-
Add back: Branch closure expenses			0.31%	0.25%	1.04%	-	-	-	-	-
Return on average common stockholders' equity, as adjusted (b)/(f)	**17.98%**	**18.19%**	**12.09%**	**12.41%**	**10.11%**	**11.98%**	**13.44%**	**13.94%**	**12.83%**	**12.83%**

32

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	YTD 3/31/2025
Return on average tangible common equity, as reported (a)/(g)	16.27%	19.94%	10.51%	13.08%	9.79%	12.91%	14.45%	14.94%	13.71%	13.71%
Add Back: Impact of Tax Reform Act		0.00%	0.00%	0.00%	-	-	-			-
Add back: FHLB penalty, net of tax	1.47%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Contribution	0.63%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Insurance reimbursement	-0.87%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Settlement expense, net of tax	2.11%	0.00%	0.00%	0.00%	-	-	-	-	-	-
Add back: Securities loss			2.10%	0.00%	-	-	-	-	-	-
Add back: Branch closure expenses			0.31%	0.27%	1.04%	-	-	-	-	-
Return on average tangible common equity, as adj (b)/(g)	**19.61%**	**19.94%**	**12.92%**	**13.35%**	**10.83%**	**12.91%**	**14.45%**	**14.94%**	**13.71%**	**13.71%**
Tangible Book Value per Common Share										
Total common equity, as reported (h)	$ 141,900	$ 151,793	$ 161,873	$ 179,295	$ 165,481	$ 164,177	$ 173,979	$ 179,295	$ 183,694	$ 183,694
Less: Goodwill and intangibles	12,052	12,433	12,103	11,773	12,021	11,938	11,856	11,773	11,691	11,691
Total tangible common equity (i)	**$ 129,848**	**$ 139,360**	**$ 149,770**	**$ 167,522**	**$ 153,460**	**$ 152,239**	**$ 162,123**	**$ 167,522**	**$ 172,003**	**$ 172,003**
Common shares outstanding - basic (actual) (j)	6,620,955	6,666,428	6,639,888	6,471,096	6,648,645	6,465,601	6,468,625	6,471,096	6,478,634	6,478,634
Tangible book value per basic common share (i)/(j)	**$ 19.61**	**$ 20.90**	**$ 22.56**	**$ 25.89**	**$ 23.08**	**$ 23.55**	**$ 25.06**	**$ 25.89**	**$ 26.55**	**$ 26.55**
Tangible common equity to tangible assets ("TCE Ratio")										
Total assets, as reported (k)	1,729,838	1,848,169	1,905,860	1,973,022	1,912,953	1,868,599	1,916,126	1,973,022	1,979,753	1,979,753
Less: Goodwill	12,052	12,433	12,103	11,773	12,021	11,938	11,856	11,773	11,691	11,691
Total tangible assets (l)	$ 1,717,786	$ 1,835,736	$ 1,893,757	$ 1,961,249	$ 1,900,932	$ 1,856,661	$ 1,904,270	$ 1,961,249	$ 1,968,062	$ 1,968,062
Tangible common equity to tangible assets (k)/(l)	**7.56%**	**7.59%**	**7.91%**	**8.54%**	**8.07%**	**8.20%**	**8.51%**	**8.54%**	**8.74%**	**8.74%**

33

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	YTD 3/31/2025
Net interest margin (tax equivalent)										
Net interest income	$ 52,542	$ 57,631	$ 56,869	$ 59,981	$ 13,812	$ 15,239	$ 15,229	$ 15,701	$ 16,017	$ 16,017
Tax equivalent adjustment	939	940	629	227	57	57	59	54	49	$ 49
Tax equivalent net interest income (m)	$ 53,481	$ 58,571	$ 57,498	$ 60,208	$ 13,869	$ 15,296	$ 15,288	$ 15,755	$ 16,066	$ 16,066
Average earning assets (n)	$ 1,629,299	$ 1,647,151	$ 1,766,240	$ 1,782,241	$ 1,787,955	$ 1,763,917	$ 1,757,184	$ 1,800,332	$ 1,829,989	$ 1,829,989
Net interest margin (tax equivalent) (m)/(n)	**3.28%**	**3.56%**	**3.26%**	**3.38%**	**3.12%**	**3.49%**	**3.46%**	**3.48%**	**3.56%**	**3.56%**
Efficiency Ratio										
Noninterest expense, as reported	$ 47,764	$ 43,145	$ 50,244	$ 49,642	$ 12,881	$ 12,364	$ 12,313	$ 12,084	$ 12,577	$ 12,577
Less: FHLB penalty, gross	(2,368)	-	-	-	-	-	-	-	-	-
Less: Contribution	(1,000)	-	-	-	-	-	-	-	-	-
Less: Settlement expense	(3,300)	-	-	-	-	-	-	-	-	-
Less: Branch closure expenses			623	562	562	-	-	-	-	-
Noninterest expense, adjusted (o)	$ 41,096	$ 43,145	$ 49,621	$ 49,080	$ 12,319	$ 12,364	$ 12,313	$ 12,084	$ 12,577	$ 12,577
Net interest income	$ 52,542	$ 57,631	$ 56,868	$ 59,981	$ 13,812	$ 15,239	$ 15,229	$ 15,701	$ 16,016	$ 16,016
Noninterest income	20,714	17,906	14,471	19,827	4,875	4,841	5,053	5,058	4,914	4,914
Less: Insurance reimbursement	(1,375)	-	-	-	-	-	-	-	-	-
Less: Securities loss			(4,214)	-	-	-	-	-	-	-
Tax equivalent adjustment	939	940	629	227	57	57	59	54	49	49
Total tax equivalent revenue (p)	$ 72,820	$ 76,477	$ 76,182	$ 80,035	$ 18,744	$ 20,137	$ 20,341	$ 20,813	$ 20,979	$ 20,979
Efficiency ratio, as adjusted (o)/(p)	**56.44%**	**56.41%**	**65.12%**	**61.31%**	**65.71%**	**61.39%**	**60.52%**	**58.05%**	**59.95%**	**59.95%**

34